EXHIBIT 16.1



PricewaterhouseCoopers LLP

May 28, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Associates First Capital Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Registrant's Form 8-K dated May 28, 1999. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with the Company's statements regarding Ernst & Young LLP in the fourth paragraph of the Company's disclosure.



Very truly yours,


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP